FOR IMMEDIATE RELEASE

Media:
Helen Kendrick
SunPower Corporation
408-240-5585
helen.kendrick@sunpowercorp.com

Investors:
Bob Okunski
408-240-5447
bob.okunski@sunpowercorp.com

SunPower Arranges U.S. $75 Million Loan Commitment from IFC

SAN JOSE, Calif., May 10, 2010 -- SunPower Corporation (NASDAQ: SPWRA, SPWRB) a Silicon Valley-based manufacturer of high-efficiency solar cells, solar panels and solar systems, announced today that it has arranged a U.S. $75 million loan commitment from IFC, a member of the World Bank Group.  The company’s subsidiary, SunPower Philippines Manufacturing, Ltd., (SPML) is partnering with IFC to finance SPML’s operations in the Philippines.

“SunPower’s partnership with IFC will enable us to drive further improvements to our manufacturing processes, which will allow us to continue delivery of the highest-efficiency solar cells to the global market,” said Dennis Arriola, SunPower’s executive vice president and CFO.  “We have been working closely with IFC for more than a year to secure this financing, and we hope to identify additional opportunities in the future.”

“Our relationship with SunPower is an important part of our climate change strategy,” said Dimitris Tsitsiragos, IFC director for global manufacturing and services.  “Investing in the solar supply chain further advances our goal to support this reliable, carbon-free source of electricity that can be used in both grid and off-grid connected applications.”

Under the terms of the loan commitment, SPML can draw up to U.S. $75 million over the next two years and the loan must be repaid seven years from the draw down date.

About SunPower
Founded in 1985, SunPower Corp. (Nasdaq: SPWRA, SPWRB) designs, manufactures and delivers the planet's most powerful solar technology broadly available today. Residential, business, government and utility customers rely on the company's experience and proven results to maximize return on investment. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe, Australia and Asia, including its facilities in the Philippines. For more information, visit www.sunpowercorp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. The company uses words and phrases such as “will” to identify forward-looking statements in this press release, including forward-looking statements regarding:  (a) availability of funds under the loan commitment; and (b) improvements in the company’s manufacturing processes.  Such forward-looking statements are based on information available to the company as of the date of this release and involve a number of risks and uncertainties, some beyond the company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including risks and uncertainties such as:  (i) satisfaction of certain conditions to disbursement in connection with the loan commitment; (ii) the company’s ability to realize expected manufacturing efficiencies; (iii) manufacturing difficulties that could arise; (iv) the success of the company’s ongoing research and development efforts to compete with other companies and competing technologies; and (v) other risks described in the company’s Annual Report on Form 10-K for the year ended January 3, 2010, and other filings with the Securities and Exchange Commission.  These forward-looking statements should not be relied upon as representing the company's views as of any subsequent date, and the company is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
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